EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 11th day of October, 2002.

BETWEEN:

ROMARCO MINERALS INC.,
a company amalgamated under the laws of the Province of Ontario

(hereinafter called the "**Corporation**")

OF THE FIRST PART

- and -

DIANE GARRETT,
a resident of the State of Texas, U.S.A.

(hereinafter called the "**Employee**")

OF THE SECOND PART

WHEREAS the Corporation wishes to employ the Employee as President amd Chief Executive Officer in connection with the business of the Corporation (the "Business");

AND WHEREAS the Corporation and the Employee wish to herein provide for the terms and conditions pursuant to which the Employee will employed by the Corporation including the Employee's duties, responsibilities and compensation and any other matters respecting her employment by the Corporation;

AND WHEREAS the Corporation is currently an inactive issuer as designated by the TSX Venture Exchange (the "TSX Ven") and the Corporation is therefore restricted in its management remuneration and option grant and option exercise policies;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which is by each of the parties hereto acknowledged, the parties do hereby covenant and agree as follows:

1. **Engagement of the Employee**

The Corporation hereby agrees to employ the Employee in connection with the Business upon the terms and conditions hereinafter set forth which terms and conditions the Employee hereby accepts.

2. **Supercedes**

This Agreement shall supersede and terminate any and all prior employment agreements, letters or contracts of employment entered into between the Parties with respect to the subject matter herein.

3. **Term**

The term of employment of the Employee will commence on October 11, 2002 and will terminate on October 11, 2005 (the "Term"), unless otherwise extended by mutual agreement.

4. **Duties**

The Employee shall be employed as the President and Chief Executive Officer of the Corporation and shall be responsible for providing full time stewardship for the Corporation. In such capacity, the Employee shall oversee the day-to-day managerial functions of the Business, including but not limited to reporting directly to the Board, review of all business opportunities, negotiations and shareholder contact and as well shall perform the duties and responsibilities generally associated with being the most senior executive of a public corporation. Provided further, that the Employee shall be responsible for handling and overseeing all legal matters including the review and/or drafting of agreements and contracts, correspondence and other forms of communication. The Employee shall also act as a liaison with any legal counsel for which the Corporation may seek their advice from time to time and shall use her best efforts to reduce the ongoing legal costs associated with a publicly traded corporation. The Employee shall be entitled to conduct her duties out of the State of Texas.

5. **Exclusivity**

During the Term of her employment by the Corporation, the Employee shall devote her full time effort and attention to the business, operations and affairs of the Corporation and its subsidiaries except as noted below. It is agreed and understood that the Employee will not be involved in any business, which would conflict with her duties as the President and Chief Executive Officer of the Corporation and will act in a full-time capacity solely for the benefit of the Corporation. There will be a maximum six month period starting October 3, 2002 and running until April 30, 2003 during which the Employee will continue to act in her current capacity for Beartooth Platinum Corporation while that company undergoes a transition period seeking her replacement unless otherwise agreed to between the parties. It is understood that the Employee has and will continue to be part of the Schreiner University staff and, as is the case

with other directors of the Corporation, the Employee has the right to join other boards, including those of mining companies which do not conflict with the interests of the Corporation, conditional only upon receiving prior consent of the board of the Corporation.

6. **Confidentiality**

(a) The Employee recognizes and understands that in performing the duties and responsibilities of her employment as provided for in this Agreement, she will occupy a position of trust and confidence, pursuant to which she will or may acquire proprietary knowledge with respect to the mining and other businesses carried on by the Corporation and its subsidiaries and the manner in which such businesses are conducted. It is the express intent and agreement of the Employee and the Corporation that such proprietary knowledge shall not be used or disclosed in any manner which would be detrimental to the business interests of the Corporation and its subsidiaries whether during the Term of her employment by the Corporation or at any time following the Employee's termination.

(b) The Employee shall well and faithfully serve the Business, the Corporation and its subsidiaries and at all times shall use her best efforts to promote their interests and shall not disclose the private affairs of the Business, the Corporation or its subsidiaries or any secret thereof to any person other than the directors and officers of the Corporation or its subsidiaries and shall not use for her own purposes or for any purposes other than those of the Business of the Corporation and its subsidiaries any confidential information that she may acquire with respect to the affairs of the Business of the Corporation and its subsidiaries.

(c) The parties recognize that a breach by the Employee of any of the covenants herein contained would result in irreparable damages to the Corporation and that the Corporation could not adequately be compensated for such damages by monetary award. Accordingly, the Employee agrees that in the event of any such breach, in addition to all other remedies available to the Corporation at law or in equity, the Corporation shall be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement.

(d) The parties agree that all restrictions in this Agreement are necessary and fundamental to the protection of the Business, the Corporation and its subsidiaries and are reasonable and valid.

(e) The Employee agrees that upon termination of the Employee's employment for any reason, the Employee will return to the Corporation all assets of the Business, the Corporation and its subsidiaries including any documents, recordings, computer diskettes or other format upon which information of the Corporation is stored.

7. **Remuneration**

(a) The Employee's annual base salary for the calendar year effective October 11, 2002 is U.S.$.90,000.00 and the pro-rated portion thereof shall be paid by the Corporation to the Employee in respect of the period during the Term from the date of commencement up to and including December 31, 2002. Thereafter the Employee's annual base salary shall be CDN$60,000 in respect of the period during the Term and shall be paid by the Corporation to the Employee. It is understood and agreed that once the Corporation is no longer considered to be an inactive issuer for the purposes of the TSX Ven, the independent compensation committee of the Corporation (the "Compensation Committee") will review the compensation package granted to the Employee to ensure that it reflects the responsibility and the Employee's position and status, subject at all times to receipt of requisite regulatory approval, including without limitation, the approval of the TSX Ven.

(b) The Employee's annual base salary shall be payable in installments in arrears in equal bi-monthly installments and shall be subject to such payroll withholding taxes and other deductions as may be required by law. The annual amount due to the Employee shall accrue from the date of actual commencement of employment, subject at all times to receipt of requisite regulatory approval, including without limitation, the approval of the TSX Ven. Any amount payable on any payment date for any installment pay period as set forth herein shall be pro rated in respect of any portion of a pay period for the actual period employed.

(c) The Employee's remuneration shall be reviewed on the basis of her performance not less frequently than annually by the Compensation Committee and shall be adjusted accordingly on or by December 31 in each year of the Term (subject to the provisions of section 7(a)) and in any event shall not be less than the previous year's annual base salary, subject to receipt of requisite regulatory approval, if required, including without limitation, the approval of the TSX Ven. Any adjustments made to the Employee's salary shall recognize:

(i) the Employee's performance and contributions to the Corporation;

(ii) the salary of comparable positions within the mining industry;

(iii) the achievement of the Corporation's strategic growth objectives;

8. **Reimbursement for Business Expenses**

The Employee shall be reimbursed for all reasonable business expenses including travelling costs actually and properly incurred by the Employee in connection with the Employee's duties hereunder and for all such expenses for which the Employee shall furnish statements, vouchers and/or receipts to the Corporation as required.

9. **Vacation**

The Employee shall be entitled in each calendar year to a paid vacation in accordance with the Corporation's staff vacation policy as it exists from time to time, but no less than an entitlement of four (4) weeks' paid vacation. The vacation is to be taken at such time or times as the Employee may elect having regard to the business, affairs and operations of the Corporation and its subsidiaries. If in any calendar year of the Term, the Employee is employed for only a part of such year, such vacation entitlement shall be pro rated as though it were accruing from day to day. Unused vacation shall either accrue for a period of time into the ensuing calendar year as agreed to by the Compensation Committee or be paid out in the last pay period of the calendar year.

10. **Employee Benefits**

The Employee shall continue to participate in all employee benefit plans (not including the health plan), stock option plans and share purchase plans which are now or may be established by the Corporation for its key management employees during the Term. Notwithstanding the foregoing, the Employee acknowledges that it is the policy of the TSX Ven that inactive issuers can not grant options to executives and that executives of inactive issuers can not exercise options.

11. **Termination**

A. **Termination by the Corporation with Cause**

Notwithstanding anything contained in this Agreement to the contrary, the Corporation shall have, in addition to any other rights which it may have at law, the right to terminate the employment of the Employee for cause by giving written notice to the Employee of its intention to terminate her employment on the date specified in such notice. The Employee may be terminated for cause as set out hereunder:

(i) **Mental Incompetency or Insanity.** The Employee being adjudged mentally incompetent or insane by a court of competent jurisdiction.

(ii) **Illness.** After six (6) months of illness or disability in any consecutive twelve (12) month period during which six (6) months the Employee has been unable to fulfill her position by the attendance to the performance of her duties.

(iii) **Criminality**. The Employee is convicted of a criminal offence that causes detriment to the well being of the Business, the Corporation or its subsidiaries.

(iv) **Inability to Perform.** The Employee ceases to perform her duties and responsibilities in a manner to which the Corporation has become accustomed.

(v) **Material Breach.** The Employee is in material breach of any of the provisions of this Agreement.

Pursuant to subsections (i), (ii), (iii) or (iv) above, the Employee shall not be entitled to any severance pay, notice of termination, payment in lieu of notice, damages or other compensation pursuant to the termination provisions set out in this Agreement.

B. Termination by the Employee

The Employee may resign her employment from the Corporation by providing not less than two (2) months' notice in writing to the Corporation. The Corporation may, in its sole discretion, waive or reduce such notice period, in which case the Employee's resignation shall take effect and her employment shall terminate on a date to be determined and mutually agreed to by the Parties.

12. Notice

Any notice required or permitted to be made or given hereunder to any party shall be in writing and shall be sufficiently given if delivered personally or if sent by prepaid registered mail to the intended recipient of such notice:

(a) in the case of notice to the Corporation at:

Romarco Minerals Inc.
13 Clarence Square
Toronto ON M5V 1H1

Attention: Chief Financial Officer
Fax No.: (416) 214-0700

(b) in the case of notice to the Employee at:

HC 1Box 923-23
23 Lesikar Lane
Center Point, Texas 78010
Fax No.: (830) 634-2036

or at such other address as the party to whom such notice is to be given shall have last notified the party giving the same in the manner provided for in this section. Any notice delivered to the party to whom it is addressed as hereinbefore provided shall be deemed to have been given and

received on the day when the notice shall be deemed to have been given and received on the business day next following such day. Any notice mailed as aforesaid shall be deemed to have been given and received on the fifth business day next following the date of its mailing.

13. **Governing Law**

This Agreement shall be interpreted and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

14. **Enurement**

This Agreement shall extend to and enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.

15. **Counterparts**

This Agreement may be executed in counterpart by original or telefacsimile signature and each such counterpart when taken together shall constitute one and the same agreement.

16. **Acknowledgement as to Independent Legal Advice**

The Employee acknowledges that the Corporation has advised the Employee that she should seek independent legal advice in connection with the execution and delivery of this Agreement and that the Employee has received such independent legal advice or has waived the right thereto.

17. **Acceptance by the TSX Venture Exchange**

This Agreement shall be subject to the acceptance for filing hereof by the TSX Ven.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the day and year first above written.

SIGNED, SEALED AND DELIVERED	)	**ROMARCO MINERALS INC.**
in the presence of	)	
	)	Per: ____________________
	)	Diane Garrett
	)	**DIANE GARRETT**